Exhibit 5.1

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

July 28, 2021

PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada, 89144

Ladies and Gentlemen:

PLAYSTUDIOS, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended as of the date hereof, (the “Registration Statement”), and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 10,996,631 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, which consists of (a) 7,174,964 shares (the “Public Warrant Shares”) of Class A Common Stock of the Company, issuable upon the exercise of 7,174,964 warrants to purchase shares of Class A Common Stock (the “Public Warrants”) originally issued in the initial public offering of the Company, and (b) 3,821,667 shares (the “Private Placement Warrant Shares”) of Class A Common Stock issuable upon the exercise of 3,821,667 warrants to purchase shares of Class A Common Stock (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) originally issued in a private placement in connection with the initial public offering of the Company and (ii) for resale by the selling securityholders named in the Prospectus (a) 77,034,520 shares of Class A Common Stock (the “Secondary Class A Shares”), (b) 7,667,512 shares (the “Secondary Class A Earnout Shares”) of Class A Common Stock that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined below), (c) 16,130,300 shares (the “Secondary Class A Conversion Shares”) of Class A Common Stock issuable upon conversion of 16,130,300 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company, (d) 3,026,112 shares (the “Secondary Class A Conversion Earnout Shares”) of Class A Common Stock issuable upon conversion of 3,026,112 shares (the “Class B Earnout Shares” and, together with the Secondary Class A Earnout Shares, the “Earnout Shares”) of Class B Common Stock that may be issued pursuant to the earnout provisions of the Merger Agreement, (e) 3,821,667 Private Placement Warrants, (f) 1,444,962 shares of Class A Common Stock issuable upon the exercise of 1,444,962 options to purchase shares of Class A Common Stock (the “Secondary Class A Option Shares”) and (g) 2,191,793 shares of Class A Common Stock (the “Secondary Class A Conversion Option Shares”) issuable upon the exercise and subsequent conversion of 2,191,793 options to purchase shares of Class B Common Stock (the “Secondary Class B Option Shares”). The Earnout Shares are issuable pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated February 1, 2021, by and among the Company and the other parties thereto. The Warrants were issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated October 22, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent. The Public Warrants were sold pursuant to an effective registration statement and the Underwriting Agreement (the “Underwriting Agreement”) dated October 22, 2020 between the Company and the representatives of the what underwriters thereunder. The Private Placement Warrants were sold pursuant to the Private Placement Warrants Purchase Agreement (the “Warrants Purchase Agreement”), dated October 22, 2020, between the Company and Acies Acquisition LLC. The Secondary Class A Options and the Secondary Class A Conversion Options are issuable pursuant to PlayStudios, Inc.’s 2011 Omnibus Stock and Incentive Plan (as amended) (the “2011 Plan”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	Assuming the Private Placement Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Warrant Purchase Agreement, (a) the Private Placement Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and (b) the Private Placement Warrant Shares, when issued and paid for upon exercise of the Private Placement Warrants in accordance with the terms of the Private Placement Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

2.	Assuming the Public Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Public Warrant Shares, when issued and paid for upon exercise of the Public Warrants in accordance with the terms of the Public Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

3.	The Secondary Class A Shares are validly issued, fully paid and non-assessable.

4.	When issued in accordance with the provisions of the Merger Agreement, the Secondary Class A Earnout Shares will be validly issued, fully paid and non-assessable.

5.	When issued in accordance with the provisions of the Company’s certificate of incorporation regarding the conversion of shares of Class B Common Stock, the Secondary Class A Conversion Shares will be validly issued, fully paid and non-assessable.

6.	When the Class B Earnout Shares are issued in accordance with the provisions of the Merger Agreement and the Secondary Class A Earnout Shares are issued upon the conversion of such Class B Earnout Shares in accordance with the provisions of the Company’s certificate of incorporation regarding the conversion of shares of Class B Common Stock, the Secondary Class A Conversion Earnout Shares will be validly issued, fully paid and non-assessable.

7.	The Secondary Class A Option Shares have been duly authorized and, when issued and paid for in accordance with the 2011 Plan, will be validly issued, fully paid and non-assessable.

8.	The Secondary Class A Conversion Option Shares have been duly authorized and, when the Secondary Class B Option Shares are issued and paid for in accordance with the 2011 Plan and the Secondary Class A Conversion Option Shares are issued upon the conversion of such Secondary Class B Option Shares in accordance with the provisions of the Company’s certificate of incorporation regarding the conversion of shares of Class B Common Stock, the Secondary Class A Conversion Option Shares will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Warrant Agreement and the Private Placement Warrants (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in the Documents.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP